Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oncorus, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	457(c) and 457(h)	1,292,458(2)	$1.74(3)	$2,248,876.92	.0000927	$208.47

	Total Offering Amounts				—	$2,248,876.92	—	—

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$208.47

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Oncorus, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2022, pursuant to an “evergreen” provision contained therein. Pursuant to such provision, the number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1st of each fiscal year in an amount equal to 5.0% of the total number of shares of the Registrant’s Common Stock outstanding on the last day of the fiscal year prior to the date of such automatic increase or a lesser number of shares determined by the Registrant’s board of directors or authorized committee thereof.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $1.74, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 4, 2022.